UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 22, 2014

FOUR OAKS FINCORP, INC.
(Exact name of registrant as specified in its charter)

North Carolina	000-22787	56-2028446
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6114 U.S. 301 South Four Oaks, North Carolina	27524
(Address of principal executive offices)	(Zip Code)

(919) 963-2177
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Reorganization and Retirement of Chief Operating Officer

On September 22, 2014, the Board of Directors (the “Board”) of Four Oaks Fincorp, Inc.  (the “Company”) approved changes in the executive organizational structures of it and Four Oaks Bank & Trust Company, the Company’s wholly-owned subsidiary (the “Bank”), in connection with the Company’s strategy for maximizing long-term growth following the conclusion of its previously disclosed rights offering and concurrent standby offering. As part of the reorganization, Clifton L. Painter, Senior Executive Vice President, Chief Operating Officer and Chief Credit Officer of the Company and the Bank, notified the Board on September 22, 2014 of his decision to retire from his positions, effective September 22, 2014, and take on a consulting role with the Bank.

In connection with his retirement, the Company proposed a Consulting Agreement with Mr. Painter, which was approved by the Board on September 22, 2014. The Company expects to enter into the Consulting Agreement with Mr. Painter on October 1, 2014. The proposed Consulting Agreement has a term of 24 months, during which time Mr. Painter will serve as an independent contractor of the Bank and receive consulting fees in the amount of $11,000 per month for the first 12 months and $10,000 during the second 12 months. Furthermore, following the adoption of the Restricted Stock Plan contemplated by that certain Securities Purchase Agreement dated March 24, 2014 by and between the Company and Kenneth R. Lehman (the “Restricted Stock Plan”), Mr. Painter will be entitled to receive an award of 80,000 shares of restricted stock in accordance with the terms of the Restricted Stock Plan. The award will vest over the term of the Consulting Agreement, with 50% of the award vesting on each anniversary of the Consulting Agreement.

The compensatory arrangements afforded under the proposed Consulting Agreement are in lieu of any other compensation or benefits to which Mr. Painter otherwise might be entitled under the Amended and Restated Executive Employment Agreement between the Company and Mr. Painter dated December 11, 2008, which will be terminated along with any remaining obligations thereunder upon execution of the proposed Consulting Agreement. During the term of the Consulting Agreement, Mr. Painter is prohibited from competing with the Bank or attempting to solicit the Bank’s employees.

Appointment of Chief Operating Officer

Also as part of the executive reorganization, on September 22, 2014, the Board appointed David H. Rupp Executive Vice President, Chief Operating Officer of the Company and the Bank, effective as of that same date.

Mr. Rupp, age 50, became the Bank’s Senior Vice President, Strategic Project Manager in June 2014. Prior to joining the Bank, he most recently served as Retail Banking and Mortgage President of VantageSouth Bank from 2012 to 2014. From 2009 to 2011, Mr. Rupp served as Chief Executive Officer of Greystone Bank and, from 2008 to 2009, he served as Senior Executive Vice President of Regions Financial Corporation. Prior to his employment with Regions Financial Corporation, Mr. Rupp held various positions at Bank of America and First Union Corporation.

In connection with Mr. Rupp’s appointment, the Company proposed an Amendment No. 1 to the Employment Agreement dated June 23, 2014 by and between the Bank and Mr. Rupp, which was approved by the Board on September 22, 2014. Pursuant to the Employment Agreement as proposed to be amended, the Bank will pay Mr. Rupp an initial annual base salary of $240,000. In addition, Mr. Rupp will be eligible for an annual cash bonus of up to 50% of his base salary (pro-rated for 2014), the amount of which will be determined based on guidelines and performance measures mutually agreed upon by Mr. Rupp and the Chief Executive Officer of the Bank. Following the adoption of the Restricted Stock Plan, Mr. Rupp will also be entitled to receive an award of restricted stock in the amount deemed appropriate by the Board’s Compensation Committee in accordance with the terms of the Restricted Stock Plan. Furthermore, Mr. Rupp will be entitled to participate in employee benefit plans made available to Company employees in comparable positions. During his employment with the Bank and for a period of one year following termination of his employment, Mr. Rupp is prohibited from competing with the Bank or attempting to solicit the Bank’s customers or employees.

Certain of the Company’s directors and executive officers, members of their immediate families, and entities with which they are involved are customers of, and borrowers from, the Bank in the ordinary course of business. All loans and other extensions of credit made by the Bank to such individuals are made substantially on the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with other customers. In the opinion of management, these loans do not involve more than normal risk of collectibility or contain other unfavorable features.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR OAKS FINCORP, INC.

	By:	/s/ Ayden R. Lee, Jr.
Ayden R. Lee, Jr.
Chairman, Chief Executive Officer,
and President

Date: September 25, 2014